PANORAMA SERIES FUND, INC.

ARTICLES SUPPLEMENTARY

     Panorama Series Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), with the authority to issue 3,700,000,000 (Three Billion Seven Hundred Million) shares of capital stock (“Common Stock”), par value $0.001 per share and aggregate par value $3,700,000, classified into the following series (“Series”) and classes ("Classes") of Common Stock:

Series	Number of Shares of “Share” Class per Series	Number of Shares of “Service Share” Class per Series	Aggregate Par Value of “Share” Class per Series	Aggregate Par Value of “Service Share” Class per Series
Government Securities Portfolio	150,000,000	10,000,000	$150,000	$10,000
Total Return Portfolio	1,500,000,000	10,000,000	$1,500,000	$10,000
Growth Portfolio	500,000,000	10,000,000	$500,000	$10,000
Oppenheimer International Growth Fund/VA	250,000,000	30,000,000	$250,000	$30,000

An additional 1,240,000,000 shares of Common Stock, par value $1,240,000, are not classified as to Series or Class.

     SECOND: The Board of Directors hereby reclassifies as shares of the Share Class of the Oppenheimer International Growth Fund/VA Series, 200,000,000 authorized but unissued shares of Common Stock that are not classified into any Series or Class.

     THIRD: The Board of Directors hereby reclassifies as shares of the Service Share Class of the Oppenheimer International Growth Fund/VA Series, 20,000,000 authorized but unissued shares of Common Stock that are not classified or designated into any Series or Class.

     FOURTH: After this reclassification, the total number of shares of all classes of Common Stock which the Corporation has authority to issue is not changed and remains 3,700,000,000 (Three Billion Seven Hundred Million) shares of Common Stock, par value $0.001 per share and aggregate par value $3,700,000, classified into the following Series and Classes:

Series	Number of Shares of “Share” Class per Series	Number of Shares of “Service Share” Class per Series	Aggregate Par Value of “Share” Class per Series	Aggregate Par Value of “Service Share” Class per Series
Government Securities Portfolio	150,000,000	10,000,000	$ 150,000	$10,000
Total Return Portfolio	1,500,000,000	10,000,000	$1,500,000	$10,000
Growth Portfolio	500,000,000	10,000,000	$ 500,000	$10,000
Oppenheimer International Growth Fund/VA	450,000,000	50,000,000	$ 450,000	$50,000

An additional 1,020,000,000 shares of Common Stock, par value $1,020,000, are not classified as to Series or Class.

     FIFTH: The forgoing does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, as set forth in the Charter of the Corporation, of the Common Stock of the Corporation existing before the reclassification.

The terms of the newly designated Shares and Service Shares of Oppenheimer International Growth Fund/VA Series (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) shall be as set forth in the Charter for the Common Stock of the Corporation existing before this reclassification; provided, however, that notwithstanding anything in the Charter to the contrary:

(1) Expenses related solely to a particular Class of a Series (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by that Class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that class and as further described in the applicable prospectus, statement of additional information, or disclosure document applicable to such Class or Series.

(2) As to any matter with respect to which a separate vote of any Class of a Series is required by the Investment Company Act or by the Maryland General Corporation Law (“MGCL”) (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection (1) above), such requirement as to a separate vote by that Class shall apply in lieu of Single Class Voting, and if permitted by the Investment Company Act or the MGCL, the Classes of more than one Series shall vote together as a single Class on any such matter which shall have the same effect on each such Class. As to any matter which does not affect the interest of a particular Class of a Series, only the holders of shares of the affected Classes of that Series shall be entitled to vote.

     SIXTH: The foregoing reclassification has been approved by a majority of the entire Board of Directors pursuant to authority expressly granted to the Board of Directors by Sections 2-105(a)(9), and 2-208 of the Maryland General Corporation Law, and in Article IV of the Charter of the Corporation.

     SEVENTH: The foregoing articles shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, PANORAMA SERIES FUND, INC., has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on May 22, 2008.
WITNESS:	PANORAMA SERIES FUND, INC.
/s/ Lisa Bloomberg	By: /s/ Robert G. Zack
Lisa Bloomberg, Assistant Secretary	Robert G. Zack, Vice President and Secretary

THE UNDERSIGNED, Vice President of PANORAMA SERIES FUND, INC., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Robert G. Zack
Robert G. Zack, Vice President and Secretary